Exhibit 99.1
Robert Rowling Steps Down from Gaylord Entertainment’s Board of Directors
NASHVILLE, Aug 26, 2010 — Gaylord Entertainment Co. (NYSE: GET) (“Gaylord”) announced today that Robert Rowling, owner of TRT Holdings Inc. (“TRT”), owner of Omni Hotels & Resorts, is resigning from Gaylord’s Board of Directors, a position he has held since March, 2009. His resignation is effective immediately.
In his letter of resignation, Mr. Rowling noted his desire to eliminate any potential for conflicts of interest based on his service as a director of Gaylord. In a separate announcement earlier this week, Omni Hotels was named developer and operator of the downtown Nashville Convention Center Hotel.
In accordance with the March, 2009 agreement between TRT and Gaylord, TRT will select a new independent member of Gaylord’s Board of Directors to fill Mr. Rowling’s position, subject to Gaylord’s Nominating and Corporate Governance Committee’s determination of eligibility to serve.
Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, said, “On behalf of the Board of Directors and everyone at Gaylord, I would like to thank Bob for his time and invaluable input during his tenure as director. It has been a great pleasure to work with him and our company has truly benefited from his deep experience of building and managing a nationally branded, successful hospitality business. I consider Bob a friend and know we will remain in touch after he leaves the Board.”
Mr. Rowling added, “During the nearly 18 months I have served on Gaylord’s Board, I have developed a great professional and personal regard for Colin and his management team. As Gaylord’s largest investor, I believe that this company is well positioned for further growth and I am confident that they have the right team and strategies in place to deliver value to shareholders, to customers and to employees. I have enjoyed my experience on the Gaylord Board immensely and it is clear that that the Board is focused on the best interest of its shareholders. I will remain involved in Gaylord’s business as a shareholder, and as a friend to Colin and the other team members.”
Mr. Reed added, “We believe the City made an excellent choice in selecting Omni Hotels to develop and operate the downtown convention center hotel and that this hotel will make Nashville an even more attractive destination.”
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (http://www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (http://www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years.

The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit http://www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
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Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 486-9500
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com/ dzacchei@sloanepr.com